Exhibit 10.6

FIRST AMENDMENT TO OFFER LETTER

THIS FIRST AMENDMENT TO OFFER LETTER (this “Amendment”) is made effective as of the 6th day of April 2026, by and between Azenta, Inc. (“Azenta” or the “Company”) and Olga Pirogova (the “Employee).

Recitals

The Company and the Employee entered into an Offer Letter dated June 30, 2023 (the “Offer Letter” or “Agreement”). The Company and the Employee now wish to amend the Offer Letter as provided herein.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth below, the parties agree as follows:

1.	The following shall be added:

“5. The following is the basis for severance eligibility in the event we terminate our employment relationship:

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If you voluntarily terminate employment without Good Reason or Azenta terminates your employment with Cause, the Company will provide you with your base salary up to your termination date and any other payments as may be required by applicable law.

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If Azenta terminates your employment without Cause (other than in connection with death or Disability) or you terminate your employment for Good Reason unrelated to a Change in Control, you will be eligible for salary continuation payments at your then-current base salary for a period of twelve months from your termination date in accordance with the Company’s ordinary payroll cycles. In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees while you are receiving salary continuation payments. Any such severance benefits will be conditioned upon your signing the Company’s customary Separation Agreement and Waiver of Claims (“Waiver”) and such Waiver becoming irrevocable within the timeframe set forth in the Waiver. In addition, you cannot terminate employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within forty-five (45) days of the expiration of the applicable cure period, then you will be deemed to have waived the right to terminate for Good Reason with respect to such occurrence.

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If, within one year following a Change in Control, your employment is terminated without Cause (other than in connection with death or Disability) or you terminate your employment for Good Reason, you will be eligible for a lump sum payment equal to the sum of your then current annual base salary and your target bonus for the fiscal year in which your termination occurs. In addition, you will receive an amount equal to your target bonus pro-rated for the number of days that you were actually employed by Azenta in the fiscal year in which the termination date occurs. You will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees for a period of one year from such termination. Any payment of the foregoing amounts will be conditioned upon your signing the Waiver and such Waiver becoming irrevocable within the timeframe set forth in the Waiver.

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It is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto (“Section 409A”). For purposes of Section 409A, each installment of salary continuation or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-term deferral exception and the involuntary separation pay exception of the Section 409A regulations. The Company’s obligations with respect to salary continuation and other separation payments shall also comply with the rules and regulations regarding the timing of such payments for “specified employees.” In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.”

2.	The following is added:

“6. For the purposes of this Agreement, the following definitions shall apply:

“Affiliate” shall have the meaning ascribed to such defined term under the LTIP.

“Cause” means, the good faith determination by the Company of any of the following: (i) your engaging in any acts of fraud, theft, or embezzlement involving the Company or its Affiliates; (ii) your willful or gross neglect of, or repeated refusal or willful failure to perform the material duties or responsibilities of your position; (iii) your engaging in any willful material act of dishonesty in connection with your responsibilities to the Company and/or any of its Affiliates; (iv) your indictment, including any plea of guilty or nolo contendere, of any felony or crime of moral turpitude which the Company reasonably determines is relevant to your position with the Company or is damaging to the reputation or business of the Company or its Affiliates; (v) any conduct or omission which could reasonably be expected to, or which does, cause the Company or any of its Affiliates public disgrace, disrepute or economic harm; (vi) your material violation of any written policies or procedures of the Company or its Affiliates; (vii) your being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability); and/or (viii) your breach of any of the material terms of this Agreement or any other written agreement between you and the Company or its Affiliates.

“Change in Control” shall have the meaning ascribed to such defined term under the LTIP.

“Disability” shall have the meaning ascribed to such defined term under the LTIP.

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following conditions: (i) a material breach of this Agreement by the Company; (ii) a change in your title or a material diminution of your duties, responsibilities or authority resulting in duties, responsibilities or authority in material respects inconsistent with the duties, responsibilities or authority of the role of Senior Vice President, Chief Human Resources Officer of the Company; (iii) a reduction of your then-current base salary (other than as part of an across-the-board reduction of senior executives of the Company); (iv) the relocation of your primary office to a location more than sixty (60) miles from the Company’s headquarters in Burlington, Massachusetts; or (v) any requirement that you report to someone other than the Chief Executive Officer of the Company.”

3.

Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Offer Letter. The terms of this Amendment amend and modify the Offer Letter as if fully set forth in the Offer Letter. If there is any conflict between the terms, conditions and obligations of this Amendment and the Offer Letter, this Amendment’s terms, conditions, and obligations shall control. All other provisions of the Offer Letter not specifically modified by this Amendment are preserved.

In Witness Whereof, the parties have executed this Amendment effective as of the date first written above.

Azenta	The Employee

Azenta, Inc.
By:

Name: John Marotta	Name: Olga Pirogova

Title: Chief Executive Officer